Exhibit 99.1

NEWS RELEASE	CONTACT
FOR IMMEDIATE RELEASE	Chris Kavanagh
(800) 978-8136
ckavanagh@summithealthcarereit.com

Summit Healthcare REIT, Inc. acquires three skilled nursing facilities in California

Lake Forest, Calif., (July 7, 2021) – Summit Healthcare REIT, Inc. (“Summit”) announced that it has acquired, through a wholly owned subsidiary, three skilled nursing facilities located in San Bernardino County, California on July 2, 2021. The facilities, acquired for a purchase price of $20,055,000, consist of a total of 191 licensed beds and will be leased to Rockwell Healthcare, LLC (“Rockwell”) as operator on a triple net lease basis. Rockwell and its affiliated facilities constitute a new provider effort in California’s Inland Empire. Rockwell's stated core values are designed to reflect an emphasis on the employment experience, environmental excellence, and sound clinical systems.

“We are very excited to add Rockwell to our list of top-notch operators,” chief executive officer of Summit, Kent Eikanas, stated. “Rockwell’s partners, Steve Powell and Evangeline Carrozza, along with their team bring a breadth and depth of experience that is invaluable in our industry. We look forward to a long relationship with Rockwell and believe there will be opportunity for significant growth.”

Elizabeth Pagliarini, Summit’s chief operating officer and chief financial officer added, “We are already impressed by the dedication of the Rockwell team. Their inspiring compassion and level of care combined with their vast experience and professionalism is incredibly unique; I feel like we’ve discovered a rare gem.”

"This has been a dream of ours for quite a while," said Steve Powell, president of Rockwell. "We've been so fortunate to have worked alongside a few of the industry's greatest leaders. We are continuing that trajectory by partnering with Summit. Their reputation in our industry is stellar -- we know we made the right choice.” Steve also added, “It is a privilege to work in this space.  To provide the best possible healing experience to this vulnerable population, in this unique time."

About Summit Healthcare REIT, Inc.

Summit is a publicly registered non-traded REIT that is currently focused on investing in senior housing real estate located throughout the United States. The current portfolio includes interests in 46 Senior Housing facilities in 13 states. Please visit our website at: http://www.summithealthcarereit.com

For more information, please contact Chris Kavanagh at (800) 978-8136.

This material does not constitute an offer to sell or a solicitation of an offer to buy Summit Healthcare REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Company’s annual report on Form 10-K for the year ended December 31, 2020, and the quarterly report for the period ended March 31, 2021. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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